UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
Form S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Washington Real Estate Investment Trust
(Exact name of Registrant as specified in its charter)

Maryland	53-0261100
(State or other jurisdiction of incorporation or organization)	I.R.S. Employer Identification No.
1775 EYE STREET, NW
SUITE 1000
WASHINGTON, D.C. 20006
(202) 774-3200
(Address and telephone number of Registrant’s
principal executive offices)
Washington Real Estate Investment Trust 2016 Omnibus Incentive Plan
(Full Title of the Plan)
STEPHEN E. RIFFEE
CHIEF FINANCIAL OFFICER
1775 EYE STREET, NW
SUITE 1000
WASHINGTON, D.C. 20006

(Name and address of agent for service)

(202) 774-3200
(Telephone number, including area code, of agent for service)
The Commission is requested to send copies of all communications to:
PAUL D. MANCA, ESQ.
HOGAN LOVELLS US LLP
555 THIRTEENTH STREET, NW
WASHINGTON, D.C. 20004
(202) 637-5821

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered	Proposed maximum offering price per share(1)	Proposed maximum aggregate offering price(1)	Amount of registration fee
Shares of Beneficial Interest, $0.01 par value	2,400,000	$28.96	$69,504,000	$7,000

(1)
Pursuant to Rule 457(h)(1), based on the average of the high and low prices reported in the consolidated reporting system as of May 13, 2016 which is within five business days prior to the date of the filing of this Registration Statement.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

The documents containing the information specified in Part I will be sent or given to the persons participating in the Washington Real Estate Investment Trust 2016 Omnibus Incentive Plan, as specified by Rule 428(b)(1) promulgated under the Securities Act. In accordance with the instructions to Part I of Form S-8, such documents will not be filed with the Securities and Exchange Commission (the “SEC”) either as part of this registration statement or as prospectuses or prospectus supplements pursuant to Rule 424 promulgated under the Securities Act. These documents and the documents incorporated by reference pursuant to Item 3 of Part II of this registration statement, taken together, constitute the prospectus as required by Section 10(a) of the Securities Act.
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.	Incorporation of Documents by Reference
The following documents previously filed by the Registrant with the SEC are incorporated by reference in this Registration Statement:
1. our Annual Report on Form 10-K for the year ended December 31, 2015 filed with the SEC on February 26, 2016.
2. our Quarterly Report on Form 10-Q filed with the SEC on April 28, 2016.
3. our Definitive Proxy Statement on Schedule 14A filed with the SEC on March 23, 2016 (solely to the extent incorporated by reference into Part III of our Annual Report on Form 10-K for the year ended December 31, 2015).
4. our Current Reports on Form 8-K filed with the SEC on February 19, 2016, February 26, 2016, April 27, 2016 (but only with respect to Item 1.01 thereof), May 4, 2016 and May 16, 2016.
5. the description of our common shares included in our Registration Statement on Form 8-A, filed with the SEC on December 4, 1998 under Section 12(b) of the Exchange Act and including any additional amendment or report filed for the purpose of updating such description.
In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents; provided, however that we are not incorporating any information furnished under either Item 2.02 or Item 7.01 of any Current Report on Form 8-K. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this registration statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this registration statement.

Item 4.	Description of Securities.
Not Applicable.

Item 5.	Interests of Named Experts and Counsel
Not Applicable.

Item 6.	Indemnification of Directors and Officers
The Maryland REIT Law permits a Maryland REIT to include in its declaration of trust a provision eliminating the liability of its trustees and officers to the REIT and its shareholders for money damages except for liability resulting from (a) actual receipt of an improper benefit or profit in money, property or services or (b) active and deliberate dishonesty established by a final judgment as being material to the cause of action. Our declaration of trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.
Our declaration of trust authorizes us, and our bylaws obligate us, to the maximum extent permitted by Maryland law, to indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, to pay or reimburse reasonable expenses in advance of final disposition of a proceeding to (a) any present or former shareholder, trustee or officer of Washington REIT who is made or threatened to be made a party to the proceeding or (b) any individual who, while a trustee or officer of Washington REIT and at the request of Washington REIT, serves or has served as a trustee, director, officer, member, manager or partner of another REIT, corporation, limited liability company, partnership, joint venture, trust, employee benefit plan or other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his status as a present or former shareholder, trustee or officer of Washington REIT. The rights to indemnification and advance of expenses provided by our declaration of trust and bylaws vest immediately upon election of a trustee or officer. Our declaration of trust and bylaws also permit us to indemnify and advance expenses to any individual who served a predecessor of Washington REIT in any of the capacities described above and to any employee or agent of Washington REIT or a predecessor of Washington REIT.
The Maryland REIT Law permits a Maryland REIT to indemnify and advance expenses to its trustees and officers to the same extent as permitted by the MGCL for directors and officers of Maryland corporations. The MGCL permits a corporation to indemnify its present and former directors and officers, among others, against judgments, penalties, fines, settlements and reasonable expenses actually incurred by them in connection with any proceeding to which they may be made a party by reason of their service in those or other capacities unless it is established that (a) the act or omission of the director or officer was material to the matter giving rise to the proceeding and (i) was committed in bad faith or (ii) was the result of active and deliberate dishonesty, (b) the director or officer actually received an improper personal benefit in money, property or services or (c) in the case of any criminal proceeding, the director or officer had reasonable cause to believe that the act or omission was unlawful. However, a Maryland corporation may not indemnify for an adverse judgment in a suit by or in the right of the corporation or for a judgment of liability on the basis that a personal benefit was improperly received, unless, in either case, a court orders indemnification and then only for expenses. In addition, the MGCL permits a corporation to advance reasonable expenses to a director or officer upon the corporation’s receipt of (a) a written affirmation by the director or officer of his or her good faith belief that he or she has met the standard of conduct necessary for indemnification by the corporation and (b) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the corporation if it shall ultimately be determined that the standard of conduct was not met.
In addition, we have entered into indemnification agreements with each of our trustees and executive officers that provide for indemnification to the maximum extent permitted by Maryland law.

Item 7.	Exemption from Registration Claimed
Not applicable.

Item 8.	Exhibits
5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Shares registered hereby.

23.1	Consent of Ernst & Young LLP.

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).

Item 9.	Undertakings
(a) The Registrant hereby undertakes:
(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;
(i) To include any prospectus required by Section 10(a)(3) of the Securities Act;
(ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;
(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this registration statement.
(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.
(3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
(b) The Registrant hereby further undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act that is incorporated by reference in the Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES
Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Washington, D.C., on the 17th day of May, 2016.

WASHINGTON REAL ESTATE INVESTMENT TRUST

By:	/s/ Paul T. McDermott
Paul T. McDermott
President and Chief Executive Officer

POWER OF ATTORNEY

Each person whose signature appears below constitutes and appoints Stephen E. Riffee and Thomas C. Morey, and each of them, his or her true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments, including post-effective amendments, to this registration statement, to any related Rule 462(b) registration statement and to any other documents filed with the Securities and Exchange Commission and to file the same, with all exhibits to the registration statement and other documents in connection with the registration statement, with the Securities and Exchange Commission or any other regulatory authority, and grants to the attorneys-in-fact and agents full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, and ratifies and confirms all that the attorneys-in-fact and agents, or his or her substitute, may lawfully do or cause to be done by virtue of this power of attorney.

Pursuant to the requirements of the Securities Act, this registration statement has been signed below by the following persons in the capacities and on the date indicated:

Signature	Title	Date

/s/ Charles T. Nason	Chairman, Trustee	May 17, 2016
Charles T. Nason

/s/ Paul T. McDermott	President, Chief Executive Officer	May 17, 2016
Paul T. McDermott	and Trustee

/s/ Benjamin S. Butcher	Trustee	May 17, 2016
Benjamin S. Butcher

/s/ William G. Byrnes	Trustee	May 17, 2016
William G. Byrnes

/s/ Edward S. Civera	Trustee	May 17, 2016
Edward S. Civera

/s/ Thomas H. Nolan, Jr.	Trustee	May 17, 2016
Thomas H. Nolan, Jr.

/s/ Wendelin A. White	Trustee	May 17, 2016
Wendelin A. White

/s/ Anthony L. Winns	Trustee	May 17, 2016
Anthony L. Winns

/s/ Stephen E. Riffee	Executive Vice President and	May 17, 2016
Stephen E. Riffee	Chief Financial Officer
(Principal Financial Officer)

/s/ W. Drew Hammond	Vice President, Chief Accounting Officer	May 17, 2016
W. Drew Hammond	and Controller
(Principal Accounting Officer)

Exhibit		Page

5.1	Opinion of Hogan Lovells US LLP regarding the validity of the Common Shares registered hereby.	8

23.1	Consent of Ernst & Young LLP.	10

23.2	Consent of Hogan Lovells US LLP (included in Exhibit 5.1).

24.1	Power of Attorney (included on signature page hereto).